Exhibit 10.1

December 15, 2015
Mr. Christopher Bradshaw
President and CEO
Era Group Inc.
818 Town & Country Blvd., Suite 200
Houston, Texas 77024

Dear Chris,

The purpose of this letter agreement (this “Letter Agreement”) is to document changes to your compensation effective January 1, 2016 (the “Effective Date”). In response to your request for a temporary reduction of your base salary, the Compensation Committee has reviewed and approved the requested ten percent (10%) reduction in your base salary from $525,000 (the “Permanent Base Salary”) to $472,500 (the “Temporary Base Salary”) beginning on the Effective Date through December 31, 2016. Effective as of January 1, 2017, the reduction in base salary described in this Letter shall end and the Permanent Base Salary shall once again be in effect.

Notwithstanding the reductions in your base salary described above, the Permanent Base Salary will be used for all other purposes, including to determine your eligibility for benefits such as your target annual bonus opportunity under the annual cash bonus plan, your annual restricted stock award, participation in the Era Group Inc. Executive Severance Plan and any other benefits.

Additionally, by signing this Letter, you agree that the changes described in this Letter constitute an amendment to the terms of your employment with Era Group Inc.

Chris, thank you for your display of leadership and recognition of the company’s situation in these challenging times. Please indicate your agreement to, and acknowledgment of, the changes described in this Letter by signing below.

Sincerely,

/s/ Blaine V. Fogg

Blaine V. Fogg
Chairman of the Compensation Committee of the Board of Directors of Era Group Inc.

Agreed to and accepted this 15th day of December, 2015.

By:	/s/ Christopher Bradshaw

Christopher Bradshaw